Exhibit 99.1

CareCloud Announces Pricing of Public Offering of Preferred Stock

SOMERSET, N.J., January 28, 2022 (GLOBE NEWSWIRE) — CareCloud, Inc. (Nasdaq: MTBC) (Nasdaq: MTBCP), a leader in healthcare technology solutions for medical practices and health systems nationwide, announced today that it has priced an underwritten public offering of 1,000,000 shares of non-convertible 8.75% Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) at a price of $25.00 per share for gross proceeds of $25,000,000, and the Series B Preferred Stock will trade on the Nasdaq Global Market with the ticker symbol “MTBCO.” In connection with the offering, CareCloud has granted the underwriters a 30-day option to purchase up to an additional 150,000 shares of Series B Preferred Stock. The offering is expected to close on February 2, 2022, subject to customary closing conditions.

B. Riley Securities, Inc., Ladenburg Thalmann & Co. Inc., and EF Hutton, division of Benchmark Investments, LLC, are acting as book-running managers for the offering. Aegis Capital Corp., The Benchmark Company, LLC, Boenning & Scattergood, Inc., Chapin Davis Investments, Colliers Securities LLC and Maxim Group LLC are acting as co-managers for the offering.

After deducting underwriting fees and other offering expenses payable by CareCloud, the net proceeds to CareCloud are anticipated to be approximately $23.1 million prior to the exercise of the underwriters’ option to purchase additional shares.

CareCloud intends to use the net proceeds from the offering for redemption of a portion of its 11% Series A Cumulative Redeemable Perpetual Preferred Stock, with up to $7.5 million of net proceeds reserved for working capital, general corporate purposes and growth initiatives, including potential future acquisitions.

Purchasers of shares of Series B Preferred Stock are entitled to receive cumulative cash dividends at the rate of 8.75% per annum of the $25.00 per share liquidation preference (equivalent to $2.1875 per annum per share). Dividends on the Series B Preferred Stock are cumulative and payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, then the dividend may be paid on the next succeeding business day. The first dividend will be paid on March 15, 2022, and will cover the period from the date of issuance through, but not including, the first record date, February 28, 2022. Dividends are payable to holders of record on the applicable record date, which shall be the last day of the calendar month, whether or not a business day.

The proposed public offering is being made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”). The proposed public offering will be made only by means of a prospectus supplement and the accompanying base prospectus. Copies of the preliminary prospectus supplement and the accompanying base prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from the offices of B. Riley Securities, at 1300 North 17th Street, Suite 1300, Arlington, VA 22209 or by calling (703) 312-9580 or by emailing prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About CareCloud

CareCloud (Nasdaq: MTBC) (Nasdaq: MTBCP) brings disciplined innovation to the business of healthcare. Our suite of technology-enabled solutions helps clients increase financial and operational performance, streamline clinical workflows and improve the patient experience. More than 40,000 providers count on CareCloud to help them improve patient care while reducing administrative burdens and operating costs. Learn more about our products and services including revenue cycle management (RCM), practice management (PM), electronic health records (EHR), business intelligence, telehealth and patient experience management (PXM) at www.carecloud.com.

SOURCE CareCloud

Forward Looking Statements

This press release contains various forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. Forward-looking statements in this press release include, without limitation, statements relating to the proposed public offering of Series B Preferred Stock, use of proceeds, dividend payments and expected closing date. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which are outside of our control and may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to the Company’s ability to manage growth, migrate newly acquired customers and retain new and existing customers, maintain cost-effective global operations, increase operational efficiency and reduce operating costs, predict and properly adjust to changes in reimbursement and other industry regulations and trends, retain the services of key personnel, develop new technologies, upgrade and adapt legacy and acquired technologies to work with evolving industry standards, compete with other companies’ products and services competitive with ours, and other important risks and uncertainties referenced and discussed under the heading titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. In addition, there is uncertainty about the spread of the Covid-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s services, and economic activity in general.

The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:

Bill Korn

Chief Financial Officer

CareCloud

bkorn@carecloud.com

Investor Contact:

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200